RiverNorth/DoubleLine Strategic Allocation Fund, Inc.
Articles of Incorporation

FIRST:  The undersigned, Patrick W. Galley, whose mailing address is 325 North LaSalle Street, Suite 645, Chicago, Illinois 60654, being at least eighteen (18) years of age, does hereby form a corporation under and by virtue of the general laws of the State of Maryland.

SECOND:  The name of the corporation (which is hereinafter called the “Corporation”) is:

RiverNorth/DoubleLine Strategic Allocation Fund, Inc.

THIRD:  The purposes for which the Corporation is formed are to conduct and carry on the business of a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as of now or hereafter in force.

FOURTH:  The street address of the principal office of the Corporation in Maryland is c/o The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201.

FIFTH:  The name and street address of the resident agent of the Corporation in Maryland is The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201.  The resident agent is a Maryland corporation.

SIXTH:  The Corporation has authority to issue 100,000 shares of capital stock all of which are designated as common stock, with no par value.

SEVENTH:  The Corporation shall have one director, which number may be increased or decreased from time to time pursuant to the Bylaws of the Corporation.  The name of the director who shall act until his successors are elected and qualify is:  Patrick W. Galley.

EIGHTH:  The following provisions are hereby adopted for the purpose of defining and regulating the powers of the Corporation and of the directors, officers and stockholders:

(a) The Corporation reserves the right to adopt from time to time any amendment to these Articles of Incorporation (the “Charter”), as now or hereafter authorized by law, including any amendment that alters the contract rights, as expressly set forth in the Charter, of any outstanding stock.

(b) The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of its stock of any class or series, whether now or hereafter authorized, or securities convertible into shares of its stock of any class or classes or series, whether now or hereafter authorized, for such consideration as the Board of Directors deems advisable, subject to such restrictions or limitations, if any, as may be set forth in the Bylaws of the Corporation.

(c) The Board of Directors of the Corporation may, by articles supplementary, classify or reclassify any unissued shares or securities by fixing or altering in any one or more respects, from time to time before issuance of such shares or securities, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption, of such shares or securities.

(d) The Board of Directors, with the approval of a majority of the entire Board and without any action by the stockholders, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of any shares of stock of each class or series that the Corporation has the authority to issue.

NINTH:  No holder of shares of stock of any class or series shall have any preemptive right to subscribe to or purchase any additional shares of any class or series, or any convertible securities of any nature; provided, however, that the Board of Directors may, in authorizing the issuance of shares of stock of any class or series, confer any preemptive right that the Board of Directors may deem advisable in connection with such issuance.

TENTH:  To the fullest extent permitted by Maryland law, as amended or interpreted from time to time, no director or officer or former director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages.  Neither the amendment nor repeal of this Article TENTH, nor the adoption or amendment of any other provision of the Charter or Bylaws of the Corporation inconsistent with this Article TENTH, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.  No provision of this Article TENTH shall be effective to protect or purport to protect any director or officer or former director or officer of the Corporation against liability to the Corporation or its stockholders to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

[SIGNATURE PAGE FOLLOWS]

In Witness Whereof, I have signed these Articles of Incorporation on this 22nd day of June, 2016, and acknowledge the same to be my act.

/s/ Patrick W. Galley
Patrick W. Galley

I hereby consent to my designation in this document as resident agent for this corporation.

/s/ James M. Halpin
James M. Halpin
Assistant Secretary